Exhibit 99.2

Miromatrix Medical Announces Closing of Initial Public Offering

EDEN PRAIRIE, MN, June 28, 2021 – Miromatrix Medical Inc. (Nasdaq: MIRO) (“Miromatrix”), a life sciences company pioneering a novel technology for bioengineering fully transplantable human organs to help save and improve patients’ lives, today announced the closing of its initial public offering of 5,520,000 shares of common stock, including the full exercise by the underwriter of its option to purchase 720,000 shares at a price to the public of $9.00 per share. The common stock is listed for trading on The Nasdaq Capital Market under the ticker symbol “MIRO.”

Miromatrix received gross proceeds of approximately $49.7 million, before deducting underwriting discounts and commissions.

Craig-Hallum Capital Group acted as sole managing underwriter for the offering.

A registration statement on Form S-1 relating to the shares being sold in this offering was declared effective by the U.S. Securities and Exchange Commission on June 23, 2021. This offering was made only by means of a prospectus, copies of which may be obtained from: Craig-Hallum Capital Group LLC, Attention: Equity Capital Markets, 222 South Ninth Street, Suite 350, Minneapolis, Minnesota 55402, by telephone at (612) 334-6300 or by email at prospectus@chlm.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Miromatrix Medical

Miromatrix Medical Inc. (Nasdaq: MIRO), is a life sciences company pioneering a novel technology for bioengineering fully transplantable human organs to help save and improve patients’ lives. The Company has developed a proprietary perfusion technology platform for bioengineering organs that it believes will efficiently scale to address the shortage of available human organs. The Company's initial development focus is on human livers and kidneys.

Investor Contact

Greg Chodaczek

347-620-7010
ir@miromatrix.com